Exhibit 5.1

QUARLES & BRADY LLP

411 East Wisconsin Avenue, Suite 2040

Milwaukee, Wisconsin 53202-4497

Tel: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

July 17, 2007

Metavante Holding Company

770 North Water Street

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-4 (Registration No. 333-143143), as amended (the “Registration Statement”), filed by Metavante Holding Company (the “Company”) with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of the Company, $0.01 par value (the “Common Stock”), to be issued by the Company pursuant to the merger (the “Merger”) contemplated by the agreements described in the Registration Statement (collectively, the “Transaction Agreements”). The Transaction Agreements provide that Montana Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of the Company, will merge with and into Marshall & Ilsley Corporation (“M&I”) at the effective time of the Merger and that M&I will be the surviving corporation in the Merger and continue as a direct, wholly-owned subsidiary of the Company.

We have examined: (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and By-Laws, as well as the proposed Restated Articles of Incorporation of the Company contemplated by the Transaction Agreements (the “Restated Articles”); and (iii) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that, upon (1) the effectiveness of the Registration Statement; (2) the approval and adoption by the shareholders of M&I of the Investment Agreement dated as of April 3, 2007, among M&I, Metavante Corporation, the Company, Merger Sub and WPM, L.P., and the transactions contemplated thereby, including the Merger; (3) the adoption and approval by the board of directors and the holders of a majority of the issued and outstanding shares of the Common Stock, and the filing with the Wisconsin Department of Financial Institutions (the “DFI”), of the Restated Articles; (4) the filing with the DFI of Articles of Merger with respect to the Merger; and (5) the issuance of shares of the Common Stock in accordance with the Transaction Agreements and the approval of such issuance by the Company’s Board of Directors, such shares will be validly issued, fully paid and nonassessable.

Metavante Holding Company

July 17 , 2007

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus—information statement that is a part of the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP